Direxion Shares ETF Trust, Direxion Funds Direxion Insurance Trust, Rafferty Asset Management, LLC
Code of Ethics

Effective: December 1, 2021

I.	Introduction

This code of ethics (“Code”) has been adopted by Direxion Funds, Direxion Insurance Trust, and Direxion Shares ETF Trust (together, the “Trusts”, each a “Trust”) and Rafferty Asset Management, LLC (the “Advisor”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act) and Section 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Unless otherwise defined, terms that are capitalized in this Code have the meanings set forth in Section VII.

This Code applies to all “Access Persons” which includes any of the following persons in connection with their duties to the Trusts or the Advisor: (1) an interested trustee; (2) a director; (3) an officer; (4) an employee (including an employee of a company in a control relationship with the Trusts or the Advisor) who, in connection with his or her regular job functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Trust, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (5) any natural person in a control relationship who obtains information concerning the recommendations made to the Trust with respect to the purchase and sale of Securities by the Trust.

“Independent Trustees” of the Trusts are not subject to this Code, provided that any such persons are subject to a code of ethics that is compliant with the terms of Rule 17j-1 adopted by the Trusts.

This Code is based on the principle that Access Persons have a duty to place the interests of the Advisor’s clients, the Trusts and investors in the Trusts (together, “Clients”) ahead of their own interests. Access Persons must act with integrity and good faith at all times, but particularly when their personal interests may conflict with the interests of Clients. As such, Access Persons must:

•	Place the interests of Clients first;

•	Not take inappropriate advantage of their positions with the Trusts or the Advisor; and

•	Conduct all personal Securities Transactions in full compliance with this Code.

Receipt of this Code satisfies the Advisor’s obligation to notify all Access Persons of their reporting obligations under Rule 17j-1(d)(4) of the 1940 Act. Access Persons must promptly report any violation of this Code to Advisor’s Chief Compliance Officer (the “CCO”).

Access Persons should direct any questions with respect to the Code to Compliance at compliancedirexion@direxion.com.

II.	Standards of Conduct

Access Persons, in connection with the purchase or sale, either directly or indirectly, of a Security held or to be acquired by a Fund shall not:

1.	make any oral or written statements, including those made to Clients, prospective clients, or their representatives that are inaccurate or misleading in any way;

2.	defraud any Client in any manner;

3.	do anything that would have the effect of defrauding or deceiving any Client;

4.	falsify a material fact to any Client;

5.	omit to state a material fact to any Client in any communication if the fact is necessary to ensure that such communication is not misleading in light of the circumstances;

6.	engage in any manipulative practice with respect to any Client; or

7.	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any Client.

Further, Access Persons must, at all times, comply with applicable laws, including relevant federal and state securities laws and regulations and stock exchange rules.

III.	Conflicts of Interest Policy

Access Persons should seek to avoid any activity that might detract from or conflict with the interests of any Client or the Advisor. An actual or potential conflict of interest occurs when an Access Person is in a position to influence a decision that may result in a personal gain for the Access Person or a member of his or her Immediate Family as a result of the Advisor’s or the Trusts’ business dealings.

Access Persons must report any conflicts of interest or potential conflicts of interest promptly upon becoming aware of such to the CCO. The CCO will review details of any actual or potential conflicts of interest and (1) instruct Access Persons to avoid the identified activities; or (2) obtain reasonable assurance that necessary disclosures are made (if any) and appropriate controls instituted.

Although it is impossible to present a complete list of actions or interests that present or may present a conflict of interest, the following items are intended to provide general direction concerning the expectations and requirements with respect to an Access Person’s conduct.

A.	Personal Gain

An Access Person must disqualify himself or herself from exerting influence in any business transaction where the Access Person’s personal interests may compete with the best interests of any Client or the Advisor (or any of their affiliates) or where the Access Person may gain any benefit at any Clients’ or the Advisor’s (or their affiliates) injury or expense.

B.	Company Records and Confidential Information

Proprietary and/or confidential information about Clients, the Advisor, or their affiliates are valuable company assets. The Trusts and the Advisor take care to ensure that such information is maintained and handled in a manner that is safe, private and accessible only to authorized users.

Access Persons are obligated to protect the confidentiality of Clients’, the Advisor’s, and their affiliates’ confidential information which includes investment analyses; nonpublic trading records; performance and identity of specific investments; the identity of current and prospective investors and Clients; internal financial and operating records, policies and procedures; marketing practices; and investor relations techniques and practices. Access Persons are also required to maintain the confidentiality of information regarding companies that the Trusts and the Advisor directly or indirectly controls.

Proprietary and/or confidential information or materials of the Trusts or the Advisor or their affiliates are solely for the use of the Trusts or the Advisor or their affiliates, as applicable, and are not to be used for personal purposes.

When using proprietary and/or confidential information in their possession, Access Persons should ensure that such information is not available to any unauthorized persons, that they do not discuss it with any unauthorized persons, and that they take all reasonable precautions to ensure that access to the information continues to be restricted after use.

When accepting employment with the Advisor, Access Persons sign a confidentiality agreement in which they agree that any confidential and/or proprietary information imparted to, or learned by, them in connection with such employment will only be used in the performance of their duties to the Advisor or the Trusts and will be held in confidence and trust, using all reasonable precautions to ensure that the information is not disclosed to any unauthorized person or used in an unauthorized manner, either during or after employment with the Advisor.

Questions regarding the handling of Clients’, the Advisor’s or their affiliates’ information should be brought to the CCO.

C.	Outside Employment, Business Activities and Directorships

Access Persons who are full-time employees of the Advisor are discouraged from undertaking additional or outside employment, including self-employment, business ventures and employment with other companies. Any such outside employment or venture must be reported by Access Persons via the Online Compliance Dashboard and pre-approved by the CCO in writing. Employees may serve as directors or trustees of governmental, commercial or not-for-profit organizations only with the prior written approval.

The COO will ensure that he or she provides a copy of any written authorization granted pursuant to this Section to the CCO or that he or she records such approval into the Online Compliance Dashboard.

No Investment Person may serve on the board of directors of a publicly-held company (other than the Trusts) without prior written authorization by the CCO, who will consider, among other things, whether such service will require the affected Investment Person be isolated, through information barriers or other procedures, from those making investment decisions related to the issuer on whose board the Investment Person sits.

D.	Gifts and Benefits

The following provisions on gifts and benefits apply to all Access Persons.

1.	Accepting Gifts and Benefits

On occasion, because of their position with the Trusts, Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons or entities. Access Persons must not accept extraordinary or extravagant gifts or benefits, and any such gifts or benefits must be declined or returned. Gifts of a nominal value (i.e., gifts whose value is no more than $100 a year) may be accepted. Access Persons must report all gifts received (regardless of value) in connection with their positions with the Advisor or the Trusts via the Online Compliance Dashboard.

If an Access Person receives any gift that is or may be prohibited under this Code, the Access Person must promptly inform Compliance via the Online Compliance Dashboard.

The Advisor may grant exceptions to this policy under certain limited circumstances. Access Persons should contact the CCO if they believe a particular situation warrants an exception.

Notwithstanding the foregoing, the Advisor, the Trusts, Access Persons and their affiliates shall not give or accept gifts in the form of cash, cash equivalents or negotiable instruments.

2.	Solicitation of Gifts or Benefits

Access Persons may not solicit gifts, benefits or gratuities.

3.	Giving Gifts

Access Persons may not give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or Clients. Access Persons must report all gifts given (regardless of value) in connection with their positions with the Advisor or the Trusts via the Online Compliance Dashboard.

4.	Entertainment

Business meals, entertainment (e.g., sporting events) and promotional items (e.g., pens or mugs) are not subject to the $100 limit on gifts and may be accepted if the entertainment or promotional items are appropriate and reasonable in frequency, value and type. In addition to being appropriate and reasonable in frequency, value and type, the person inviting the Access Persons to an event or providing the entertainment must also attend the event, meal or other entertainment. Questions with respect to receipt of promotional items or entertainment should be directed to the CCO.

E.	Corporate Opportunities

An Access Person shall not take personal advantage of any opportunity that the Access Person knew or should have known properly belonged to the Trusts or the Advisor. This includes, but is not limited to, acquiring Securities for one’s own account (or in the account of an Access Person’s Immediate Family) that would otherwise be acquired for a Fund, if the Access Person knows that by acquiring the security the Access Person is preventing the Fund from acquiring or selling the security or effect the price at which the security is acquired or sold.

F.	Undue Influence

Access Persons may not cause, or attempt to cause, any Fund to purchase, sell or hold any Security in a manner intended to create any personal benefit to the Access Person. If an Access Person or a member of his or her Immediate Family may benefit from an investment decision for a Fund which the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions (or, if the Access Person in question is a person with authority to make investment decisions, to the CCO) any Beneficial Interest that the Access Person (or a member of his or her Immediate Family) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Access Person (or a member of his or her Immediate Family) or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the COO, must determine whether or not the Access Person will be restricted from making investment decisions in such instances and whether disclosure is necessary and if additional controls should be instituted.

IV.	Personal Securities Transactions

Access Persons and any member of their Immediate Family must conduct their personal account transactions in a manner so as to avoid any actual or potential conflict of interest or any abuse of their position of trust. The following personal account policies are designed to reduce the possibility of any conflict or appearance of impropriety. For ease of reference, Access Persons may refer to the Personal Securities Transactions Chart included as Appendix A.

A.	Preclearance Exempt Transactions

Access Persons may engage in the following Securities Transactions without first obtaining preclearance (“Exempt Transactions”), but are subject to the Reporting Requirements:

1.

Any acquisition or disposition of Securities as the result of stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities for which an Access Person or a member of his or her Immediate Family has Beneficial Ownership.

2.

Purchasing Securities under an “Automatic Investment Plan”, which means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. Notwithstanding the foregoing, any proposed changes to an Automatic Investment Plan by an Access Person or a member of his or her Immediate Family must be precleared by Compliance through the Online Compliance Dashboard or using the form provided by Compliance.

3.

Acquiring Securities by exercising rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities for which an Access Person or a member of his or her Immediate Family has Beneficial Ownership.

4.

Purchasing or selling (redeeming) shares of the Direxion Funds (which specifically excludes 3X and 2X Leveraged or Inverse Leveraged ETFs and Funds and 1.25X Leveraged Funds, but includes Direxion Relative Weight ETFs).

5.

Securities held in an account over which the Access Person (or members of his or her Immediate Family) has no direct or indirect influence or control. For example, Securities Transactions effected for an Access Person by a third party money manager who has sole discretionary trading authority and where the Access Person is neither consulted nor advised of the trade before it is executed. Documentation evidencing such arrangements must be furnished to the CCO. This includes robo advisors in which the employee has the option to pick the investment strategy employed but has no control over the investments chosen to meet that strategy;

B.	Preclearance and Reporting Exempt Transactions

Access Persons may engage in the following Securities Transactions without first obtaining preclearance and without being subject to the Reporting Requirements (also, “Exempt Transactions”):

1.	Any open-end mutual funds registered in the U.S. that are not: a) Leveraged or Inverse Leveraged Funds; or b) the Direxion Funds (see Section IV.A);

2.	Money market instruments and bank certificates of deposits;

3.	Securities directly issued by the U.S. Government;

4.	Bankers’ acceptances;

5.	Commercial paper;

6.	High quality short-term debt instruments, including repurchase agreements; and

7.	Other Securities as from time to time may be designated in writing by the CCO on the grounds that the risk of abuse is minimal or nonexistent.

C.	Preclearance

Access Persons or any member of their Immediate Family that desire to purchase or sell Securities that (1) are not Exempt Transactions, but (2) are Acceptable Instruments (as defined below), in accounts over which they have Beneficial Ownership must receive written preclearance from Compliance via the Online Compliance Dashboard. After an Access Person has formally requested preclearance, the Access Person will receive notification through the Online Compliance Dashboard whether the requested transaction has been cleared.

No Access Person shall have authority to authorize his or her own preclearance requests or preclearance requests related to his or her Immediate Family.

“Acceptable Instruments” include:

•	Stocks (long-only);

•	bonds;

•	closed-end funds;

•	ETFs that are not Leveraged or Inverse Leveraged Funds;

•	Direxion Non-leveraged ETFs and Funds, and Relative Weight ETFs;

•	Other pooled investment vehicles or funds that are not specifically designed to be Leveraged or Inverse Leveraged Funds; and

•	Limited Offerings.

A request for preclearance may be declined if Compliance determines that the Access Person may potentially benefit from, or that the transaction is in conflict with or appears to be in conflict with, a Securities Transaction or position of the Trusts.

Preclearance of a trade grants the Access Person permission to trade and does not obligate the Access Person to trade. Preclearance of a trade is valid and in effect only for the day on which preclearance is given, provided, however, that a preclearance automatically expires upon the Access Person becoming aware of facts or circumstances that would prevent the proposed Securities Transaction from being precleared if such facts or circumstances were made known to Compliance. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that may give rise to a question as to whether preclearance could be obtained if Compliance was aware of such facts and circumstances the Access Person is required to so advise Compliance before proceeding with any such Securities Transaction.

Pre-clearance is not required for Discretionary accounts. These are accounts which are actively managed by an investment advisor who makes all investment decisions without input of the Access Person, or accounts with robo-advisors who offer defined portfolios choices in which the employee has no ability to choose investments other than choosing the portfolio strategy.

D.	Restrictions

The following personal trading transactions by an Access Person or a member of his or her Immediate Family are prohibited:

1.

Any transaction in a Security in anticipation or with knowledge of an order from or on behalf of a Fund (i.e., front running). This prohibition does not include rebalancing transactions within the Funds.

2.	Any transaction of a Security included on the Blacklist.

3.	Any transaction in options, futures, options on futures, commodities or Leveraged or Inverse Leveraged Funds, except the Direxion Relative Weight ETFs.

4.

Any transaction in a Security that would result in an Access Person’s purchasing and selling, or selling and purchasing the same or an Equivalent Security within 30 days, is prohibited (a “short-swing trade”). In other words, Access Persons are required to hold Securities for a minimum of 30 days. The CCO may, for good cause shown, permit a short-swing trade, but shall record the reasons and grant of permission in an Advisor’s compliance files.

5.	Any transaction in an Initial Public Offering.

6.

Any short sale transaction or transaction where the Access Person or a member of his or her Immediate Family is selling or promising to deliver Securities for which he, she or they (as the case may be) does not have present Beneficial Ownership.

E.	Prior Holdings

The CCO may permit transactions in Securities that are not Acceptable Instruments in instances when an Access Person or a member of his or her Immediate Family has holdings acquired before becoming an Access Person, provided that such Securities are not on the Blacklist by virtue of the Advisor having material nonpublic information with respect to such Securities or Equivalent Security. In such instances, the Access Person must request and obtain preclearance prior to engaging in such transactions from Compliance who will make a decision as to whether to preclear the request based on the parameters set forth in the immediately preceding Section.

V.	Reporting

Access Persons must submit periodic reports about their Securities holdings, Securities Transactions and accounts (including accounts over which they have Beneficial Ownership and accounts of their Immediate Family) to Compliance, via the Online Compliance Dashboard. The reports are intended to identify conflicts of interest that could arise and to promote compliance with this Code.

A.	Reporting Requirements for all Access Persons

1.	Initial Holdings and Accounts Report

Any person who becomes an Access Person must submit, within 10 days of becoming an Access Person, an initial holdings and accounts report to Compliance listing all accounts and Securities in which the Access Person or their Immediate Family has a Beneficial Interest (unless excepted by Section IV.B. above) based on information that is current as of a date not more than 45 days prior to the date such person became an Access Person. Such reports shall be submitted (preferably) via the Online Compliance Dashboard or (alternatively) using the form provided by Compliance. An initial holdings and accounts report must contain:

•

The name or title and type of Security; and, as applicable, the exchange ticker symbol or CUSIP, the number of shares or the principal amount of each Security for which the Access Person or a member of his or her Immediate Family has Beneficial Ownership. Access Persons may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information;

•

The name and address of any broker, dealer, bank, or other institution that maintained any account holding of any Securities for which Access Person or a member of his or her Immediate Family have Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held. Access Persons may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information;

•

Upon request, an executed statement and a letter or other evidence pursuant to which the Access Person has instructed each broker, dealer, bank, or other institution to provide duplicate confirmations of all Securities Transactions and periodic account statements to the CCO; and

•	The date the report was submitted.

2.	Quarterly Reporting Requirements

Unless excepted by Section IV.B. above, Access Persons and their Immediate Family must authorize access to their personal trading account transactions and holdings information via the Online Compliance Dashboard. If an Access Person or a member of his or her Immediate Family are unable to arrange for electronic transmission of personal trading account information, the Access Person must arrange for Compliance to receive duplicate copies of trade confirmations and periodic statements for each brokerage account in which the Access Person or a member of his or her Immediate Family has a Beneficial Interest (unless excepted by Section IV.B. above). All copies required by this Section must be received by Compliance no later than 30 days after the end of each calendar quarter. Confirmations and/or statements must contain the following information:

•	The date of the transaction;

•	The name or title and as applicable, the exchange ticker symbol, CUSIP, interest rate and maturity date;

•	The number of shares or principal amount;

•	The nature of the transaction (i.e., purchase or sale);

•	The price of the Security; and

•	The name of the broker, dealer, bank, or other institution with or through which the trade was effected.

If an Access Person is not able to arrange for electronic delivery of personal trading account information or to provide duplicate confirmations and periodic statements to be sent that contain the information required above, the Access Person must submit a quarterly transaction report within 30 days after the end of each calendar quarter to the CCO via the Online Compliance Dashboard. The information in the quarterly transaction report must contain the details required in confirmations or statements (as set forth immediately above), be current as of a date no more than 45 days before the report is submitted, and indicate the date on which the report is submitted.

Access Persons are excused from submitting Quarterly Transaction Reports due to a lack of information to report, but must nevertheless provide a statement that (a) all pertinent information regarding their personal trading for the past calendar quarter has been provided to the Advisor in the form of trade confirmations and account statements; or (b) they had no personal trades to report during the last calendar quarter.

Access Persons with discretionary accounts must provide a list of holdings on a quarterly basis.

3.	New Accounts

Every new Access Person (and his or her Immediate Family) who has a personal trading account must submit an report through the Online Compliance Dashboard to Compliance within 10 days of the Access Person’s employment start date. For all existing Access Person (or a member of his or her Immediate Family) each new account must be pre-cleared prior to the accounts opening.

4.	Annual Holdings and Accounts Report

Unless excepted pursuant to Section IV.B. above, Access Persons must submit an annual holdings and accounts report via the Online Compliance Dashboard listing all securities accounts and Securities in which the Access Person or a member of his or her Immediate Family has a Beneficial Interest. The information in the annual holdings report must be current as of a date no more than 45 days before the report is submitted. The completed report shall be submitted to the CCO promptly following the end of the calendar year, but in any event no later than February 14 of each year. The annual holdings report must contain:

•

The name or title and type of Security, and as applicable, the ticker symbol or CUSIP, the number or shares or principal amount of each Security for which the Access Person or a member of his or her Immediate Family has Beneficial Ownership;

•

The name and address of any broker, dealer, bank, or other institution that maintained any account holding any Securities for which the Access Person or a member of his or her Immediate Family had Beneficial Ownership, as well as the account numbers and names of the persons for whom the accounts are held and the date when each account was established; and

•	The date that the report is submitted.

•

The above bullets are applicable to all discretionary and robo-advisor accounts. Account holders must provide a list of holdings in their discretionary accounts on an annual basis or as requested from time-to-time by compliance.

B.	Disclaimers and Availability of Reports

1.	Disclaimers

Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

2.	Review

Compliance will review all reports and personal Securities holdings and Securities Transactions submitted by Access Persons. No Access Person shall be responsible for reviewing and reconciling his or her own personal account trading activity

Any findings of material violations of this Code will be reported by the CCO to the board of trustees of the Trust (the “Board”) at its next regularly scheduled meeting. The term “material” as used in this Code, means information about which the Board reasonably needs to know in order to oversee the Trusts’ compliance with the federal securities laws, and that involves, without limitation, violations of the federal securities laws.

VI.	Compliance with this Code

A.	CCO Review

1.	Investigating Violations of the Code

The CCO or her delegate is responsible for investigating any suspected violation of the Code and shall report the results of any investigation to the Advisor’s Risk and Compliance Committee (the “Committee”). Any material violations of the Code will be reported to the Board at or prior to the next regularly scheduled meeting of the Board.

2.	Annual Reports

On at least an annual basis, the CCO, on behalf of the Advisor, will provide a written report to the Board that:

a.

Describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

b.	Certifies that the Advisor have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B.	Remedies

1.	Sanctions

If the CCO determines that an Access Person has committed a violation of the Code following a report to Compliance, the Committee may impose sanctions and take other actions as they deem necessary and/or appropriate, including issuing a letter of caution or warning, suspending personal trading rights, suspending employment (with or without compensation), imposing a fine, civil referral to the Securities and Exchange Commission, criminal referral, and terminating (for cause) employment. The Committee may also require the Access Person to reverse any trade(s) made in violation of the Code and forfeit any profit or absorb any loss derived therefrom. The amount of profit shall be calculated by the Committee and shall be forwarded to an Advisor who will in turn forward the funds to a charitable organization selected by the Committee from the Advisor’s list of approved charities.

Any Access Person to which a violation of the Code relates must recuse himself or herself from any discussion or decision with respect to the handling and/or imposition of sanctions regarding such violation.

2.	Sole Authority

The Committee have sole authority, subject to the Board review, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to the Code. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in further sanctions.

3.	Review

Whenever the Committee determine that an Access Person has committed a violation of this Code that merits remedial action, the CCO will report no less frequently than quarterly to the Board, information relating to the investigation of the violation, including any sanctions imposed. The Board may modify such sanctions as it deems appropriate. The Board shall have access to all information considered by the Committee, in relation to the incident. The Committee and COO may determine to delay imposing sanctions pending review by the Board.

C.	Exceptions to the Code

The CCO may grant exceptions to the requirements of the Code on a case-by-case basis if granting an exception is consistent with applicable law and the CCO finds that the proposed conduct present negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Board at its next regularly scheduled meeting after the exception is granted.

D.	Compliance Certification

All Access Persons and newly-hired Access Persons shall certify that they have received, read and understood the Code by providing a certification of compliance with the Code via the Online Compliance Dashboard. In addition, on an annual basis, all Access Persons will be required to re-certify (via the Online Compliance Dashboard) that they have read and understood the Code, complied with the requirements of the Code, and reported all Securities Transactions to the extent required by the Code.

E.	Duty to Report Violations

All Access Persons are required to promptly report, to the CCO, information by which they believe or reasonably suspect that a violation of this Code has been or is likely to be committed. This includes an Access Person reporting his or her own violations or potential violations of this Code. Such reports may be made orally or in writing.

Any such reports will be treated confidentially (to the extent permitted by applicable law) and investigated promptly and appropriately. Further, retaliation in any form by an Access Person against another Access Person for reporting a potential violation in good faith is strictly prohibited and will, at a minimum, be deemed a violation of this Code.

Access Persons are encouraged to seek advice from the CCO with respect to any action or transaction which may violate this Code and should refrain from any action or transaction which might lead to the appearance of impropriety or a violation of the Code.

VII.	Definitions

1.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Questions as to whether an Access Person has a Beneficial Interest in a Security will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

2.

“Blacklist” means the list of issuers, maintained and updated from time to time within the Online Compliance Dashboard, as to which one or more individuals at the Advisor, including Access Persons may have material information which has not yet been publicly disclosed. This list also includes Leveraged and Inverse Leveraged Funds.

3.	“Compliance” means the current members of the Advisor’s compliance department, including the CCO.

4.

“Direxion Funds” means one or more of the series of the Direxion Funds, Direxion Insurance Trust or Direxion Shares ETF Trust, for which the Advisor serve as an investment adviser and specifically excludes 3X and 2X Leveraged or Inverse Leveraged ETFs and Funds

5.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or Security otherwise convertible into that Security. Options on Securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

6.

“Immediate Family” means any of the following persons of an Access Person who reside in the same household as the Access Person: child, stepchild, grandchild, spouse, sibling, parent, stepparent, grandparent, mother-in-law, father-in-law, daughter-in-law, son-in-law, sister-in-law, and brother-in-law. Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

7.	“Independent Trustee” means a trustee of a Trust who is not an “interested person” as that term is defined in Section 2(a)(19) of the 1940 Act.

8.

“Initial Public Offering” is an offering of securities registered under the Securities Act of 1933, as amended by an issuer who immediately before the registration of such securities was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

9.

“Investment Person” mean (1) employees of the Advisor or the Trusts (or of any company in a control relationship to such companies) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of a Security, or (2) any natural person who controls an Advisor or the Trusts and who obtains information concerning recommendations made to the Trust regarding the purchase and sale of Securities by the Trust. References to Investment Persons include each Advisor’s portfolio managers.

10.

“Leveraged and Inverse Leveraged Funds” means, generally, any investment fund or any exchange-traded fund that utilizes leverage or inverse leverage strategies which resets on a daily or monthly basis, and specifically includes any of the portfolios managed by the Advisor that utilize leverage or inverse leverage strategies, as identified from time to time by Compliance on the Blacklist within the Online Compliance Dashboard. This prohibition does not include investments in the portfolios that are series of the Direxion Relative Weight ETFs.

11.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505 or 506 of Regulation D under the Act.

12.

“Online Compliance Dashboard” means any online compliance platform or software program used by Compliance to facilitate monitoring of each Advisor’s compliance program, including reporting required under this Code.

13.

“Security” includes stock, exchange traded funds, notes, bonds, debentures, preferred or other senior securities and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. Though the definition of “security” under applicable law generally does not include futures, options on futures, or commodities, such instruments are nevertheless included within the definition of Securities for purposes of this Code.

14.	“Securities Transaction” means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

Appendix A

Instrument (Type of Security) or Type of Transaction	Eligibility Are you able to trade?	Preclearance Do you need to preclear the trade? (preclearance is only valid on the day given)	Reporting Requirements Do you need to report these transactions?	Holding Period Is a 30 day holding period required?

Funds

Open-end mutual funds that are not: (a) Leveraged or Inverse Leveraged Funds but including Hilton Tactical Income Fund d	Yes	No	No	No

Direxion Funds as defined in Section VII (excluding 2X and 3X Leveraged or Inverse Leveraged Funds or ETFs and 1.25X Leveraged Funds)	Yes	Yes	Yes	Yes

Leveraged or Inverse Leveraged Funds	No	n/a	n/a	n/a

Exchange-traded funds that are not Leveraged or Inverse Leveraged Funds	Yes	Yes	Yes	Yes

Closed-end funds	Yes	Yes	Yes	Yes

Other funds or pooled investment vehicles	Yes	Yes	Yes	Yes

Individual Investment Instruments

Stocks – Long	Yes	Yes	Yes	Yes

Short Sales (of any investment instrument)	No	n/a	n/a	n/a

Bonds	Yes	Yes	Yes	Yes

Futures	No	n/a	n/a	n/a

Options	No	n/a	n/a	n/a

Commodities	No	n/a	n/a	n/a

Initial Public Offerings	No	n/a	n/a	n/a

Limited offerings (including private companies and private funds)	Yes	Yes	Yes	Yes

Money market instruments and bank certificates of deposit	Yes	No	No	No

Securities directly issued by the U.S. government	Yes	No	No	Yes

Municipal Securities	Yes	No	No	Yes

Bankers’ acceptances	Yes	No	No	No

High quality short-term debt instruments, including repurchase agreements	Yes	No	No	No

Commercial paper	Yes	No	No	No

Instrument (Type of Security) or Type of Transaction	Eligibility Are you able to trade?	Preclearance Do you need to preclear the trade? (preclearance is only valid on the day given)	Reporting Requirements Do you need to report these transactions?	Holding Period Is a 30 day holding period required?

Securities held in an account with no direct or indirect influence or control	Yes	No	No	No

Corporate reorganizations or distributions applicable to all holders of the same class of Securities, including stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations and spin-offs	Yes	No	Yes, if the type of instrument is required to be reported under the Code	No

Automatic Investment Plans	Yes	No	No	n/a

Changes to Automatic Investment Plans	Yes	Yes, changes require preclearance	No, but changes must be precleared	n/a

Acquiring securities issued to the holders of a class of Securities pro rata	Yes	No	Yes, if the type of instrument is required to be reported	No

APPENDIX B

Independent Trustees Code of Ethics

Effective: March 1, 2015

I.	Introduction

This Independent Trustees Code of Ethics (“Code”) has been adopted by Direxion Funds, Direxion Insurance Trust, and Direxion Shares ETF Trust (together, the “Trusts”, each a “Fund”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act). Unless otherwise defined, terms that are capitalized in this Code have the meanings set forth in the Code of Ethics and Section VII thereof. This Code applies to all Independent Trustees of the Trusts.

This Code is based on the principle that Independent Trustees have a duty to place the interests of the Trusts ahead of their own interests. Independent Trustees must act with integrity and good faith at all times, but particularly when their personal interests may conflict with the interests of the Trusts.

II.	Standards of Conduct

Independent Trustees must, in connection with their engagement with the Trusts, comply with applicable laws, including relevant federal and state securities laws, regulations and rules and stock exchange rules.

III.	Conflicts of Interest

Independent Trustees should seek to avoid any activity that might detract from, or conflict with, any interest of the Trusts. An actual or potential conflict of interest occurs when an Independent Trustee is in a position to influence a decision that may result in a personal gain for the Independent Trustee or a member of his or her Immediate Family as a result of the Trusts’ business dealings.

IV.	Personal Securities Transactions

Independent Trustees and members of their Immediate Family must conduct their personal account transactions in a manner so as to avoid any actual or potential conflict of interest or any abuse of their position of trust. The following personal account policies are designed to reduce the possibility of any conflict or appearance of impropriety.

A.	Personal Securities Transactions

If, in the ordinary course of fulfilling his or her official duties as a trustee, an Independent Trustee knew or should have known that during the 15-day period immediately before or after his or her transaction in a Reportable Security, the same Reportable Security was purchased or sold, or was being considered for purchase or sale by the Trust, such Independent Trustee is required to make a quarterly transaction and account report, as described in Section V. below. The foregoing requirement does not include rebalancing transactions by the Funds even if the Trustee knew or should have known that such transactions may transpire.

B.	Exception for Certain Accounts

Notwithstanding the foregoing in subsection A above, Independent Trustees do not need to make a report with respect to transactions effected for, or Reportable Securities held in, any account over which the Independent Trustee or his or her Immediate Family have no direct or indirect influence or control (such as a third-party managed account, provided that neither the Independent Trustee nor his or her Immediate Family have authority to specify trades).

V.	Reporting

An Independent Trustee is required to report transactions in Reportable Securities only if, in the ordinary course of fulfilling his or her official duties as a trustee, the Independent Trustee knew or should have known that during the 15-day period immediately before or after his or her transaction in a Reportable Security, the same Reportable Security was purchased or sold, or was being considered for purchase or sale by the Trust (as described in Section IV.A. above). Such transactions within accounts over which the Independent Trustee has Beneficial Ownership, including accounts of members of his or her Immediate Family, should be reported on a quarterly basis as requested by Compliance.

VI.	Oversight

Compliance will review all reports and personal Securities Transactions submitted by Independent Trustees.

Any findings of material violations of this Code will be reported by the CCO to the Board at its next regularly scheduled meeting. The term “material” as used in this Code, means information about which the Board reasonably needs to know in order to oversee the Trusts’ compliance with the federal securities laws, and that involves, without limitation, violations of the federal securities laws.

A.	Investigating Violations of the Code

The CCO or his or her delegate is responsible for investigating any suspected violation of the Code. Any material violations of the Code, as well as the results of any investigation, will be reported by the CCO to the Board at or prior to the next regularly scheduled meeting of the Board.

B.	Annual Reports

On at least an annual basis, the CCO will provide a written report to the Board that:

1.	Describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code; and

2.	Certifies that the Trusts have adopted procedures reasonably necessary to prevent Independent Trustees from violating the Code.

C.	Compliance Certification

All Independent Trustees and newly-engaged Independent Trustees shall certify that they have received, read and understood the Code by providing a certification of compliance with the Code. In addition, on an annual basis, all Independent Trustees will be required to re-certify that they have read and understood the Code, complied with the requirements of the Code, and reported all Securities Transactions to the extent required by the Code.